Exhibit (a)(6)
EXIDE TECHNOLOGIES
OFFER TO AMEND ELIGIBLE OPTIONS
FORM OF REMINDER OF EXPIRATION DATE
REMINDER
EXPIRATION DATE: 11:59 p.m., Eastern time, December 18, 2007
To all Employees Eligible to Participate in the Offer to Amend Eligible Options:
     This is a reminder that the Offer to Amend your Eligible Options will expire at 11:59 p.m., Eastern time, on December 18, 2007, unless we extend the offer.
     To tender one or more of your Eligible Options for amendment pursuant to the Offer, you must properly complete and sign your Letter of Transmittal and timely deliver your Letter of Transmittal and any other required documents by facsimile, hand delivery, regular mail, overnight courier or e-mail as follows:

By Facsimile:	(678) 566-9229

By Hand Delivery, Regular Mail or Overnight Courier:	Exide Technologies 13000 Deerfield Parkway Building 200 Alpharetta, Georgia 30004 Attn: Brad Kalter

By E-mail:	brad.kalter@exide.com
     Delivery of the Letter of Transmittal and other required documents by any other means is not permitted.
     If you have any questions regarding your Letter of Transmittal, please contact Brad Kalter, Deputy General Counsel and Corporate Secretary, at (678) 566-9048 or brad.kalter@exide.com.
     We must receive your properly completed and signed Letter of Transmittal and other required documents before 11:59 p.m., Eastern Time, on December 18, 2007. If we extend the Offer beyond that time, we must receive your properly completed and signed Letter of Transmittal and other required documents before the extended Expiration Date of the Offer.
     If you choose not to accept the Offer to amend your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you may be subject to the adverse tax consequences under Section 409A (and similar state tax laws) in the manner discussed above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws). In addition, if your Eligible Options are not amended pursuant to the Offer, you will not become eligible to receive the Cash Payment.
     This reminder is being distributed to all employees eligible to participate in the Offer. Accordingly, you are receiving this notice even if you have previously submitted your Letter of Transmittal.